Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

This Second Amendment to Credit Agreement (this “Amendment”), dated as of March 28, 2014, is made by and between MOCON, Inc., a Minnesota corporation (the “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (the “Bank”).

The Borrower and the Bank are parties to that certain Credit Agreement dated as of March 28, 2012, as amended by a First Amendment to Credit Agreement dated as of September 24, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Bank has agreed to make certain financial accommodations available to the Borrower.

The Borrower has requested that the Bank make certain amendments to the Credit Agreement, and the Bank is willing to accommodate such request on the terms and subject to the conditions set forth below.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.     Definitions; References. Capitalized terms used in this Amendment that are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein.

2.     Amendments to Credit Agreement.

(a)     Line of Credit. Section 1.1(a) of the Credit Agreement is hereby amended in its entirety to read as follows:

(b)     Line of Credit. Subject to the terms and conditions of this Agreement, the Bank hereby agrees to make advances to Borrower from time to time up to and including March 28, 2016 (the “Maturity Date”), not to exceed at any time (a) the aggregate principal amount of Six Million Dollars ($6,000,000) from March 28, 2014 to and including December 31, 2014 and (b) Five Million Dollars ($5,000,000) from January 1, 2015 to and including the Maturity Date (“Line of Credit”), the proceeds of which shall be used by Borrower to
(i) provide for the working capital and general corporate purpose needs of Borrower (including the issuance of Letters of Credit, as defined below) and Baseline-MOCON, Inc., a Colorado corporation and a wholly owned subsidiary of Borrower (“Baseline”, and together with Borrower, collectively, “Obligors”), and (ii) provide for Permitted Acquisitions (as defined below). Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note originally dated March 28, 2012, as amended by an amended and restated promissory note dated March 28, 2014 (as such promissory note may be amended, extended or otherwise modified from time to time, and including each other promissory note accepted from time to time in substitution therefor or in renewal thereof, the “Revolving Line of Credit Note”), all terms of which are incorporated herein by this reference.

(c)     Financial Condition. Section 4.9(a) of the Credit Agreement is hereby amended in its entirety to read as follows:

(a)     Total Net Funded Debt (as defined below) to EBITDA (as defined below) not greater than (a) 1.25 to 1.00 as of the fiscal quarters ending March 31, 2014 and June 30, 2014 and (b) 1.00 to 1.00 as of the fiscal quarter ending September 30, 2014 and each fiscal quarter-end thereafter, determined on a rolling four-quarter basis;

3.     Retroactive Consent to Dissolution of Microanalytics Instrumentation Corp. The Borrower has indicated to the Bank that Microanalytics Instrumentation Corp., a wholly-owned subsidiary of the Borrower, has been dissolved and the assets thereof have been contributed to the Borrower. Accordingly, the Bank retroactively consents to such dissolution pursuant to Section 5.6 of the Credit Agreement and the reference to Microanalytics Instrumentation Corp. in Section 1.6 of the Credit Agreement is hereby deleted. The foregoing consent shall be effective only in this specific instance and for the specific purpose for which it is given, and shall not entitle the Borrower to any other or further consent in any similar or other circumstances and shall not establish a course of dealing between the parties.

4.     No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement remain in full force and effect and apply to any advance or Letter of Credit thereunder.

5.     Amendment Fee. In consideration of the Bank’s entering into this Amendment, the Borrower will pay to the Bank a non-refundable and fully earned amendment fee in the amount of $10,000 (the “Amendment Fee”). The Amendment Fee shall be paid in immediately available funds by the Borrower to the Bank on or before the date of this Amendment.

6.     Conditions Precedent. This Amendment shall be effective only if the Bank has received, on or before the date hereof (or such later date as the Bank may agree to in writing), each of the following, each in form and substance acceptable to the Bank:

(a)     this Amendment, duly executed by the Borrower;

(b)     the Revolving Line of Credit Note;

(c)     the Acknowledgment and Agreement of Guarantors set forth at the end of this Amendment, duly executed by the guarantors;

(d)     payment of the Amendment Fee as set forth in paragraph 5; and

(e)     such other items as the Bank shall require.

7.     Representations and Warranties. To induce the Bank to enter into this Amendment, the Borrower hereby represents, warrants and acknowledges that as of the date hereof:

(a)     this Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms;

(b)     the execution, delivery and performance by the Borrower of this Amendment does not: (i) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower; or (ii) result in a breach of, or constitute a default under, any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which the Borrower or its properties may be bound or affected;

(c)     no default or Event of Default exists under the Credit Agreement or any other Loan Document; and

(d)     the representations and warranties contained in Article II of the Credit Agreement are true and correct on and as of the date hereof as though made on and as of the date hereof, except to the extent that such representations and warranties relate solely to an earlier date.

8.     Costs and Expenses. Without limiting Section 7.3 of the Credit Agreement, the Borrower agrees to pay on demand all costs and expenses incurred by the Bank in connection with the preparation, execution and delivery of this Amendment and all related documents herein described, including, without limitation, all reasonable fees and disbursements of legal counsel.

9.     Miscellaneous.

(a)     The Bank wishes (and the Borrower agrees) to eliminate any possibility that any past conditions, acts, omissions, events, circumstances or matters would impair or otherwise adversely affect the remedies of the Bank. Therefore, the Borrower unconditionally releases, waives and forever discharges: (i) any and all liabilities, obligations, duties, promises or indebtedness of any kind of the Bank to the Borrower regarding the execution, delivery or performance of the Credit Agreement, as amended by this Amendment, the other Loan Documents, or any document delivered thereunder arising prior to the date hereof; and (ii) all claims, counterclaims, offsets, causes of action, suits or defenses of any kind whatsoever (if any), whether known or unknown, which the Borrower might otherwise have against the Bank or any of its directors, officers or employees on account of any condition, act, omission, event, contract, liability, obligations, indebtedness, claim, counterclaim, cause of action, defense, circumstance or matter of any kind whatsoever, which existed, arose or occurred at any time prior to the date hereof.

(b)     Except as amended hereby, the provisions of the Credit Agreement shall remain in full force and effect. After the effective date hereof, all references in the Loan Documents to the “Credit Agreement” shall be deemed to refer to the Credit Agreement as amended hereby.

(c)     This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each complete set of which, when so executed and delivered by all parties, shall be an original, but all such counterparts shall together constitute but one and the same instrument.

(d)     The execution of this Amendment shall not be deemed to be a waiver of any default or Event of Default that may exist under the Credit Agreement or any other Loan Document.

(e)     This Amendment shall be governed by the substantive laws (other than conflict laws) of the State of Minnesota.

10.     Release of Bank. The Borrower hereby absolutely and unconditionally releases and forever discharges the Bank, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, counterclaims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such Person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, counterclaims, demands or causes of action are matured or unmatured.

Signature page follows

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

MOCON, INC. By: /s/ Darrell B. Lee Name: Darrell B. Lee Title: Chief Financial Officer
WELLS FARGO BANK, NATIONAL ASSOCIATION By: /s/ R. James Hancock Name: R. James Hancock Title: Vice President

Signature Page to Second Amendment to Credit Agreement

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTOR

The undersigned, a guarantor of the indebtedness of MOCON, Inc., a Minnesota corporation (the “Borrower”), to Wells Fargo Bank, National Association, a national banking association (the “Bank”), pursuant to a Continuing Guaranty, dated as of March 28, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), hereby: (i) acknowledges receipt of the foregoing Second Amendment to Credit Agreement (the “Amendment”); (ii) consents to the terms and execution thereof; (iii) reaffirms its obligations to the Bank pursuant to the terms of the Guaranty; (iv) absolutely and unconditionally releases and forever discharges the Bank, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, counterclaims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the undersigned has had, now has or has made claim to have against any such person or entity for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date hereof, whether such claims, counterclaims, demands or causes of action are matured or unmatured; and (v) acknowledges that the Bank may amend, restate, extend, renew or otherwise modify the Loan Documents (as defined in the Credit Agreement referenced in the Amendment) and any indebtedness or agreement of the Borrower, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under the Guaranty for all of the Borrower’s present and future indebtedness to the Bank.

BASELINE-MOCON, INC. By: /s/ Darrell B. Lee Name: Darrell B. Lee Title: Vice President

Acknowledgement to Second Amendment to Credit Agreement

Exhibit A

AMENDED AND RESTATED
REVOLVING LINE OF CREDIT NOTE

$6,000,000	Minneapolis, Minnesota

March 28, 2014

FOR VALUE RECEIVED, the undersigned, MOCON, INC., a Minnesota corporation (“Borrower”) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Bank”) at its office at MAC N9305-187, 90 South Seventh Street, Suite 1800, Minneapolis, Minnesota, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Six Million Dollars ($6,000,000), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

(a)     “Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in Minnesota are authorized or required by law to close.

(b)     “Daily One Month LIBOR” means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a one (1) month period.

(c)     “LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

(i)     “Base LIBOR” means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, for delivery of funds for one (1) month in an amount equal to the outstanding principal balance of this Note. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(ii)     “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the term of this Note.

INTEREST:

(a)     Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) at a fluctuating rate per annum determined by Bank to be one and three-quarters of one percent (1.75%) above the Daily One Month LIBOR in effect from time to time. Each change in the rate of interest hereunder shall become effective on each Business Day a change in the Daily One Month LIBOR is announced within Bank. Bank is hereby authorized to note the date and interest rate applicable to this Note and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

(b)     Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

(c)     Payment of Interest. Interest accrued on this Note shall be payable on the first day of each month, commencing May 1, 2012.

(d)     Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, or at Bank's option upon the occurrence, and during the continuance of an Event of Default, the outstanding principal balance of this Note shall bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to two percent (2%) above the rate of interest from time to time applicable to this Note.

BORROWING AND REPAYMENT:

(a)     Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided, however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on March 28, 2016.

(b)     Advances. Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of (i) Darrell B. Lee or Patricia A. Johnson, any one of them acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.

(c)     Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof.

EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of March 28, 2012, as amended by a First Amendment to Credit Agreement dated as of September 24, 2013(as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an “Event of Default” under this Note.

MISCELLANEOUS:

(a)     Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

(b)     Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

(c)     Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Minnesota.

(d)     Amendment and Restatement. This Note is issued in substitution for and replacement of, but not repayment of, the Revolving Line of Credit Note issued by Borrower in favor of Bank dated March 28, 2012, in the original principal amount of $5,000,000, as such promissory note may have been amended, extended or otherwise modified from time to time, and including each other promissory note accepted from time to time in substitution therefor or in renewal thereof.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

MOCON, INC. By: /s/ Darrell B. Lee Name: Darrell B. Lee Title: Chief Financial Officer